EXHIBIT 3.1
ARTICLES OF AMENDMENT
OF
UNITED COMMUNITY BANKS, INC.
1.
     The name of the corporation is United Community Banks, Inc.
2.
     The Restated Articles of Incorporation, as amended, of the corporation are amended by adding the powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Cumulative Perpetual Preferred Stock, Series D as set forth in Exhibit A attached hereto.
3.
     The amendment was adopted by the board of directors of the corporation at a meeting duly convened and held on January 17, 2011. Pursuant to O.C.G.A. § 14-2-602 and Article V of the Restated Articles of Incorporation, as amended, of the corporation, shareholder consent was not required.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, of United Community Banks, Inc. this 22nd day of February, 2011.

UNITED COMMUNITY BANKS, INC.
By:	/s/ Rex S. Schuette
	Name:	Rex S. Schuette
	Title:	Executive Vice President and Chief Financial Officer

Exhibit A
DESIGNATIONS, POWERS, PREFERENCES,
LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS
OF
CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES D
OF
UNITED COMMUNITY BANKS, INC.
     Pursuant to the authority vested in the board of directors (the “Board of Directors”) by the Restated Articles of Incorporation of United Community Banks, Inc. (the “Corporation”), as amended (the “Articles of Incorporation”), the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock, which shall be designated as Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”), consisting of 25,000 shares having the following powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations:
     Section 1. General Matters. Each share of the Series D Preferred Stock shall be identical in all respects to every other share of the Series D Preferred Stock. The Series D Preferred Stock shall be perpetual, subject to the provisions of Section 5 of this Certificate of Designation. The Series D Preferred Stock shall rank at least equally with all Parity Stock outstanding as of the date hereof (except for any senior series that may be issued following the date hereof with the requisite consent of the holders of the Series D Preferred Stock and any other class or series whose vote is required) and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation.
     Section 2. Definitions.
     (a) “Applicable Dividend Rate” means a rate per annum equal to (i) the sum of 10.00% minus the three-month United States Dollar London Interbank Offered Rate, (“LIBOR”), as announced and published on February 22, 2011 in The Wall Street Journal plus (ii) the most recently published LIBOR, as announced and published from time to time in The Wall Street Journal, and in effect on the last day of the month preceding the applicable Dividend Period; provided, however, that the initial Applicable Dividend Rate shall be 10.00% and shall continue in effect until May 15, 2011. In the event that more than one LIBOR is published in The Wall Street Journal as of the last day of the month preceding any Dividend Period, the highest LIBOR published will be used.
     (b) “Articles of Incorporation” has the meaning set forth in the preamble.
     (c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (d) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be further amended from time to time.
     (e) “Certificate of Designation” means this Certificate of Designation or comparable instrument relating to the Series D Preferred Stock, as it may be amended from time to time.
     (f) “Closing Date” means the date on which the closing of the issuances occurs.

     (g) “Common Stock” means the common stock, $1.00 par value per share, of the Corporation.
     (h) “Corporation” has the meaning set forth in the preamble.
     (i) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
     (j) “Dividend Period” has the meaning set forth in Section 3(a).
     (k) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (l) “Junior Stock” means Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to the Series D Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
     (m) “Liquidation Amount” means $1,000.00 per share of the Series D Preferred Stock.
     (n) “Liquidation Preference” has the meaning set forth in Section 4(a).
     (o) “Parity Stock” means any class of capital stock or series of stock of the Corporation (other than the Series D Preferred Stock) the terms of which expressly provide that such class or series will rank on senior or junior to the Series D Preferred Stock as to dividend rights and/or as to rights upon the liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     (p) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series D Preferred Stock.
     (q) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     Section 3. Dividends.
     (a) Rate. Holders of the Series D Preferred Stock shall be entitled to receive, on each share of the Series D Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at the Applicable Dividend Rate on (i) the Liquidation Amount per share of the Series D Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of the Series D Preferred Stock, if any. Dividends shall begin to accrue and be cumulative from the Closing Date and shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), in each case whether or not declared, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing May 15, 2011. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including the Closing Date to, but excluding, May 15, 2011.

     Dividends that are payable on the Series D Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series D Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
     Dividends that are payable on the Series D Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series D Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
     Holders of the Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series D Preferred Stock as specified in this Section 3 (subject to the other provisions of this Certificate of Designation).
     (b) Priority of Dividends. So long as any share of the Series D Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of the Series D Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of the Series D Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Closing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Closing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series D Preferred Stock and any shares of Parity Stock, all dividends declared on the Series D Preferred Stock and/or all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series D Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Series D Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series D Preferred Stock shall be entitled to receive for each share of the Series D Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series D Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with the Series D Preferred Stock as to such distribution, holders of the Series D Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series D Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with the Series D Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of the Series D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation, but only to the extent that the holders of the Series D Preferred Stock receive in such transaction an amount equal to at least the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount).
     Section 5. Redemption.
     (a) Optional Redemption. The Series D Preferred Stock may not be redeemed prior to either (i) the third anniversary of the Closing Date or (ii) September 30, 2014, as determined by the Board of Directors in its sole discretion (the “Optional Redemption Date”). On or after the Optional Redemption Date, the Corporation, at its option may redeem, in whole but not in part, at any time, out of funds legally available therefor, shares of the Series D Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether dividends are actually declared) to, but excluding, the date fixed for redemption.
     The redemption price for any shares of the Series D Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, or for uncertificated shares that are issued in book-entry form on the books of the Corporation, against surrender on the books of the Corporation in accordance with the Corporation’s applicable direct registration system. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Series D Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series D Preferred Stock will have no right to require redemption or repurchase of any shares of the Series D Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption of shares of the Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series D Preferred Stock. Notwithstanding the foregoing, if shares of the Series D Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of the Series D Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series D Preferred Stock to be redeemed; (3) the redemption price; and (4) the place or places where certificates for any such shares issued in certificated form are to be surrendered for payment of the redemption price.
     (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     (e) Status of Redeemed Shares. Shares of the Series D Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of the Series D Preferred Stock may be reissued only as shares of any series of Preferred Stock other than the Series D Preferred Stock).
     Section 6. Conversion. Holders of the Series D Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights.
     (a) General. The holders of the Series D Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In exercising the voting rights set forth below, each holder shall be entitled to one vote for each share of the Series D Preferred Stock held by such holder.
     (b) Class Voting Rights as to Particular Matters. So long as any shares of the Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Series D Preferred Stock or the Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for             shares of, any class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) Amendment of the Series D Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series D Preferred Stock or the Articles of Incorporation (including, unless no vote on such merger or consolidation is required by Section 7(b)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of the Series D Preferred Stock remain outstanding (and there shall not have been any adverse effect to the rights, privileges, preferences or otherwise of such Series D Preferred Stock) or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, are securities in an issuer with a credit rating of at least as high a quality as the credit rating of the Corporation on the date immediately prior to the consummation of such transaction and further have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are at least as favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(b), any increase in the amount of the authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series D Preferred Stock.
     (c) Changes after Provision for Redemption. No vote or consent of the holders of the Series D Preferred Stock shall be required pursuant to Section 7(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series D Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
     (d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series D Preferred Stock is listed or traded at the time.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any share of the Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of the Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or recognized courier service, if given by electronic mail or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of the Series D Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series D Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No share of the Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
     Section 12. Other Rights. The shares of the Series D Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.